LIMITED POWER OF ATTORNEY

TO SIGN FORMS 3, 4, 5, 144, FORM ID AND UPDATING OF EDGAR ACCESS CODES

The undersigned director/officer of Anixter International Inc. ("Issuer") hereby authorizes Bob Eck, Ted Dosch, Justin Choi, Charles Kim, Michele Nelson or any employee of the Issuer designated by any of them who is responsible for assisting insiders with compliance with the Federal securities laws, to sign on behalf of the undersigned any Forms 3, 4, 5, 144, Form ID and for updating and maintaining EDGAR Access Codes, that are required to be filed from time to time with the Securities and Exchange Commission or the New York Stock Exchange.
Such forms shall be completed from the information furnished by me to the Issuer and the information in the Issuer's records.
This authority shall remain in effect until either I am no longer obligated to report transactions pursuant to Section 16(a) of the Securities Exchange Act of 1934 or the authority has been revoked in writing by me.
Dated this 9th day of May, 2013

Signed:   /s/ William Galvin
Printed Name:   William Galvin

State of Illinois)
County of Cook	)

This instrument was acknowledged before me on May 9, 2013 by William Galvin.


/s/ Deborah Youtsey
Notary Public
Commission expires 11/5/13